Exhibit (p)(2)

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their Clients/Investors. Investment advisers are trusted to represent Clients’/Investors’ interests in many matters, and Advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	Delivery of the code to all Employees.

In addition, Rule 17j-1 under the 1940 Investment Company Act requires investment advisers to registered funds to adopt and administer codes of ethics containing provisions reasonably necessary to prevent unlawful actions (as defined in Rule 17j-1).

Policies and Procedures

This Code is intended to comply with the various provisions of the Advisers Act, including Rule 204A-1 under the Advisers Act, as well as various applicable provisions of federal securities laws including, but not limited to, the 1940 Investment Company Act, as amended, including Rule 17j-1 thereunder; the 1933 Securities Act, as amended; the Securities Exchange Act of 1934, as amended; and applicable rules and regulations adopted by the SEC. This Code establishes rules of conduct for all Access Persons and is designed to, among other things, govern personal investment activities. The Code does not attempt to identify all possible conflicts of interest and technical compliance with the Code will not shield Access Persons from sanctions for personal trading or other conduct that violates a fiduciary duty to any Clients/Investors or any provision of applicable law.

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, all Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. All Access Persons must comply with the Code of Ethics, which is administered by the Compliance Team. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge duties under the Code of Ethics.

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All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities, including with fellow Employees.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, each Adviser must act in its Clients’/Investors’ best interests.

Neither the Company, nor any Employee should ever benefit at the expense of any Client/Investor or fellow Employee. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Employee should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of the CEO or COO.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall prepare a report of all violations.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including, dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

The CCO will distribute the Company’s Code of Ethics to each Employee upon the commencement of employment and upon any material amendment to the Code of Ethics.

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All Employees will be required to acknowledge, in writing, as soon as possible, that they have read and understand the Manual and the Code of Ethics by providing the CCO with an executed form of the acknowledgment, a sample of which is contained in the Compliance Forms section of this Manual. Employees should also note that similar acknowledgements will be required for any material amendments or updates to this Manual. This acknowledgement form should be completed and submitted via the Compliance Portal.

Personal Securities Transactions

Personal trading activity conducted by Access Persons should be executed in a manner consistent with fiduciary obligations to Clients/Investors: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with the one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Access Persons’ trades must not be timed to precede or otherwise take advantage of any actions taken by any Clients/Investors. This includes the trading of Reportable Securities held in accounts held by immediate family members sharing the same household. It does not include the trading of Reportable Securities in managed accounts over which the Supervised Person has no direct or indirect influence or control and does not have the right to direct trading decisions (“Discretionary Accounts”).

Accounts Covered by the Code

●	This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

○	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

○	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

○	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

○	Any trust or other arrangement which names the Access Person as a beneficiary; and

○	Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

For the purpose of reporting in the Compliance Portal, any individual that is not an Access Person that is referred above is noted as a “Connected Person” in the Compliance Portal

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Reportable Securities

For purposes of this Code of Ethics, “Security” means any security (whether publicly traded or privately placed) or other financial instrument, including, without limitation, any stocks, partnership, or limited liability company interests (including without limitation, interests in private investment funds), bonds or other publicly traded debt instruments, participations, convertible securities, warrants, options, security futures contracts, or any other derivative instruments.

The Companies require Access Persons to pre-clear and provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by Traditional Open End Mutual Funds which are not advised or underwritten by any Adviser or affiliate;

●	Currencies;

●	Commodities and commodity futures;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised, sub-advised or underwritten by KFA or an affiliate.

If a security or other investment instrument is not included among the exceptions referenced above, the presumption should be that the security/investment instrument is a Reportable Security.

For the avoidance of doubt, Access Persons should note that exchange-traded funds (ETFs) are Reportable Securities whether or not advised or sub-advised by the Companies. Additionally, certain transactions or contracts that involve (i) virtual or cryptocurrencies (e.g. bitcoin, (ii) initial exchange offerings (IEOs) and initial coin offerings (ICOs)), and/or (iii) cannabis-related investments, if permitted, are also deemed Reportable Securities and are subject to the pre-clearance and reporting requirements noted in the Code of Ethics.

To preclear ICOs and cryptocurrencies (e.g., Ethereum or Bitcoin) (“Digital Assets”), the Access Person must submit a request for the Digital Asset via the Compliance Portal using the Trade Request tab. ICOs should be submitted for compliance review via the Private Transactions tab while cryptocurrencies should be submitted for compliance review via the Trade Request tab. If a cryptocurrency is not listed in the search bar in the trade request tab, the Access Person must notify Compliance prior to transacting in that cryptocurrency.

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Holding Period

Personal trading should be used for investment purposes, not for the purpose of generating short-term trading profits. Therefore, unless otherwise approved by Krane Compliance, all Access Persons are prohibited from making a sale after the purchase of the same investment in the same Personal Account if the sell is within 30 calendar days of the purchase.

Krane Compliance may give prior written approval to dispose of the investment within this holding period if Access Person is seeking to reduce loss.

Pre-clearance Procedures

All Access Persons must obtain pre-approval for all transactions (buys and sells) in a Reportable Security, including those involving IPOs or Private Placements, before executing the transaction(s)1. The Compliance Team may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Requests to conduct any securities transactions must be submitted through the Compliance Portal. All pre-clearance requests expire after 48 hours from the time of approval.

Post-trade Procedure

All Access Persons must submit transaction details in Reportable Securities after executing the transaction(s). The post-trade execution details must be submitted through the Compliance Portal. Access Persons will not be required to submit transaction details for Reportable Securities which are held in a brokerage account that is transmitting data via an automated broker feed (“Electronic Feed”) in the Compliance Portal. Digital Asset transactions are not eligible for the automated broker feed. If an Access Person transacts in any Digital Asset, the transactions must be manually marked as executed in the Compliance Portal for reporting purposes.

Access Persons and Company Employees may receive information that may be deemed to be Material Non-Public Information. Consequently, the Adviser may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Please refer to the Company’s Insider Trading Policy in this manual for further information and requirements.

Options Transactions

Call Options

a)	If an Access Person buys a call option, the Access Person is considered to have purchased the underlying security on the date the option was purchased.

b)	If an Access Person sells a call option, the Access Person is considered to have sold the underlying security on the date the option was sold.

1 Note: All IPO and Private Placement transactions must be pre-cleared, even if held in a Discretionary-Managed Account.

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Put Options

a)	If an Access Person buys a put option, the Access Person is considered to have sold the underlying security on the date the option was purchased.

b)	If an Access Person sells a put option, the Access Person is considered to have bought the underlying security on the date the option was sold.

In addition to the above, Access Person must seek pre-clearance approval on the day an option is exercised, whether that occurs automatically on expiration date or if the exercise option is self-directed.

Reporting

The Advisers will normally collect information regarding the personal trading activities and holdings of all Access Persons through Electronic Feeds set up in the Compliance Portal. Upon commencement of employment or during requests for certification, Access Persons must disclose all their Personal Accounts in the Compliance Portal, including any Discretionary Account or accounts that currently do not hold Reportable Securities. Discretionary Accounts or Personal Accounts that cannot hold reportable securities (such as certain 401k accounts), may be exempt from the reporting requirements, however the Compliance Team will work with you on making that determination on a case-by-case basis. In making this determination, the Compliance Team will typically ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser stating that they will not purchase or sell specific securities if directed by the Access Person.

In the event that the Compliance Team determines that a reporting-exception applies, the Personal Account will be “cleared” by the Compliance Team and excluded from quarterly reporting on a forward basis.

To the extent that personal trading activities cannot be auto-fed to the Compliance Portal via an Electronic Feed, Access Persons are required to manually upload and input the information required by the Code of Ethics. The Compliance Portal will issue alerts when reporting requirements have not been met on a timely basis.

Access Persons are required to update the system at any time there is a change to a Personal Account, including the opening/closing and/or transfer of any Personal Accounts.

Additional reporting of positions and transactions are required, as described below.

List of Accounts - Initial

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Company all Personal Accounts and those in which they have Beneficial Interest by completing the Initial Certification Report Form in the Compliance Portal. This form must be completed by all new Access Persons and must include the reporting of all accounts that hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities. Even if a 401(k) Plan or an Individual Retirement Account (IRA) is limited to non-affiliated Traditional Open-End Mutual Funds, it is considered a Personal Account that must be reported.

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List of Accounts – Annual

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Annual Certification Report Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any Personal Accounts to report, this should be indicated on the Annual Certification Report Form. The Annual Certification Report Form must be submitted through the Compliance Portal (or to the Compliance Team) on or before February 14 of each year.

List of Accounts – Upon New Account Establishment

Access Persons must promptly report the opening or establishment of any new Personal Accounts that are permitted to hold Reportable Securities during the Access Person’s affiliation with the Company, even if the Access Person does not expect that the account will hold Reportable Securities.

Reports regarding newly opened accounts must be submitted through the Compliance Portal within 10 days of account establishment. The Access Person is responsible for ensuring that the Adviser is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

Holdings Reports - Initial

Within 10 days of an individual first becoming an Access Person, the Access Person must report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Initial Certification Report Form in the Compliance Portal.

The Initial Certification Report Form must be submitted within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person.

Holdings Reports - Annual

On an annual basis, Access Persons are required to report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Annual Certification Report Form in the Compliance Portal.

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The Annual Certification Report Form must be submitted on or before February 14 of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports.

Transaction Reports - Quarterly

Each quarter, Access Persons must report/confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest.

Access Persons will utilize the Quarterly Certification Report Form to fulfill their quarterly reporting obligations. Alternately, for transactions placed through a broker-dealer which cannot be transmitted via the Electronic Feed, Access Persons will provide a copy of the quarterly account statements. Any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund or direct purchase through an issuer’s transfer agent, must be reported on the Quarterly Certification Reporting Form.

Signed and dated Quarterly Certification Reporting Forms and/or duplicate account statements must be submitted via the Compliance Portal (or to the Compliance Team) CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

●	Personal Account reports over which the Access Person has no direct or indirect influence or control (a “Discretionary Account”).

●	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or

●	Any reports with respect to Securities held in accounts over which the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management (e.g. a blind trust).

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct influence or control” mark that account as a “Discretionary Managed Account” in the Compliance Portal and confirm no less frequently than annually thereafter.

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●	An initial letter must be signed by the financial advisor/broker confirming that the Access Person has no direct or indirect influence or control over the account.

Note: initial public offerings and private placements held in a “Discretionary Managed Account” must first be precleared by Krane Compliance.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Personal Trading & Conflicts of Interest

The Company’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security;

●	Front-Running and other trading in conflict with Client interests; and

●	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO’s trades are reviewed by the COO or any other member of the Compliance Team. Any personal trading that appears abusive may result in further inquiry by the Compliance Team/COO and/or sanctions, up to and including, dismissal.

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